EXHIBIT 21
                                               1994 10-K




                         LIST OF SUBSIDIARIES


                                                 JURISDICTION
      SUBSIDIARY                               OF INCORPORATION
    --------------                            ------------------


Manitex, Inc.                                        Texas
Manitowoc International Sales Corp.                  Barbados
Manitowoc Nevada, Inc.                               Nevada
Manitowoc Re-Manufacturing, Inc.                     Wisconsin
Manitowoc Europe B.V.                                The Netherlands
Manitowoc A.G.                                       Switzerland
Manitowoc Europe Limited                             England
Manitowoc-Forsythe Corp.                             New York
Manitowoc Western Company, Inc.                      Wisconsin
North Central Crane & Excavator Sales Corp.          Nevada